UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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PACE® Select Advisors Trust
(Name of Registrant As Specified In Its Charter)
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Information Statement

PACE® Select Advisors Trust

PACE® Large Co Growth Equity Investments

1285 Avenue of the Americas
New York, New York 10019-6028

February 27, 2015

Dear Shareholder,

We are pleased to inform you that UBS Global Asset Management (Americas) Inc. ("UBS Global AM") has entered into a new investment sub-advisory agreement on behalf of PACE Large Co Growth Equity Investments ("Fund"), a portfolio of PACE Select Advisors Trust ("Trust"), with Mar Vista Investment Partners, LLC ("Mar Vista") ("Mar Vista") as a result of a transaction between Roxbury Capital Management, LLC, a former investment advisor to the Fund and affiliate of Mar Vista ("Roxbury"), and Mar Vista, subsequent to which Mar Vista currently owns a controlling interest in Roxbury. This new agreement is not expected to result in any material changes to the Fund's investment strategies, fees, or portfolio management team.

Roxbury, and certain portfolio managers employed by Mar Vista (the "Portfolio Managers"), had been an investment advisor and portfolio managers to the Fund since May 25, 2010. Roxbury and the Portfolio Managers were responsible for the day-to-day management of the Fund's assets allocated to Roxbury by UBS Global AM. Roxbury and Mar Vista entered into a transaction that resulted in Mar Vista owning a controlling interest in Roxbury ("Transaction"). On January 20, 2015, the Portfolio Managers continued to manage the fund and Mar Vista assumed Roxbury's role as investment advisor to the fund at that time.

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A new investment sub-advisory agreement between UBS Global AM on behalf of the Fund and Mar Vista was approved by the Trust's board of trustees (the "Board" or "Trustees") at a Board meeting held on December 15, 2014 and became effective as of January 20, 2015. The terms of this new investment sub-advisory agreement are substantially identical to those of the investment sub-advisory agreement between UBS Global AM and Roxbury that was in place prior to the Transaction ("Prior Sub-Advisory Agreement").

Jackson Square Partners, LLC ("JSP") and J.P. Morgan Investment Management Inc. ("J.P. Morgan") also currently serve as investment advisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS Global AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. JSP's and J.P. Morgan's portions of the Fund's assets are unaffected by the changes resulting from the Transaction. Roxbury's portion of the Fund's assets has been allocated to Mar Vista. The relative value of each investment advisor's share of the Fund's assets may change over time.

Please note that this transaction does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACE Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program and through certain other advisory programs. Other share classes are offered to investors not participating in such programs.

UBS Global AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS Global AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the investment advisors for the Fund and recommend their hiring, termination and replacement. UBS Global AM continuously supervises and monitors the performance of each investment advisor on a quantitative and qualitative basis and regularly evaluates each investment advisor's investment strategy and investment performance as well as the consistency of the investment advisor's investment approach with the Fund's investment objective.

UBS Global Asset Management (US) Inc. ("UBS Global AM (US)"), an affiliate of UBS Global AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS Global AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS Global AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of December 31, 2014, UBS Global AM had approximately $152 billion in assets under management. UBS Global AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Global Asset Management Division, which had approximately $668 billion in assets under management worldwide as of December 31, 2014. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. Principal business offices of UBS Global AM are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

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PACE Large Co Growth Equity Investments

Background

The Transaction and transfer of investment advisory responsibilities to Mar Vista resulted in an "assignment" and automatic termination of the Prior Sub-Advisory Agreement between UBS Global AM and Roxbury under the Investment Company Act of 1940, as amended ("Investment Company Act"), and the rules thereunder. UBS Global AM has entered into a new investment sub-advisory agreement with Mar Vista ("Sub-Advisory Agreement"). The terms of the Sub-Advisory Agreement are substantially identical to those of the Prior Sub-Advisory Agreement with Roxbury. The transition to Mar Vista has not resulted in any material changes to the investment team's management of the relevant portion of the Fund or to the Fund's investment strategies, fees, or portfolio management team.

The Sub-Advisory Agreement was approved by the Trust's Board at a meeting held on December 15, 2014 in anticipation of the Mar Vista transition and at the recommendation of UBS Global AM, and became effective as of January 20, 2015. The Trustees determined to approve the Sub-Advisory Agreement after a thorough analysis of any impact the Transaction may have on the Fund. The material factors considered by the Trustees in approving the Sub-Advisory Agreement are set forth below under "PACE Large Co Growth Equity Investments—Trustees' considerations."

Under the Sub-Advisory Agreement, Mar Vista manages a separate portion of the Fund's portfolio as allocated by UBS Global AM, subject to the Board's oversight (each, an "Allocated Portion"). JSP and J.P. Morgan continue to manage separate portions of the Fund's assets. The relative value of each investment advisor's share of the Fund's assets may change over time.

Investment strategies of Mar Vista

With respect to its Allocated Portion, Mar Vista's strategy employs a bottom-up approach to stock selection, seeking high quality growth companies whose stocks are trading at discounts to fair value. Mar

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Vista looks for companies with sustainable competitive advantages and opportunities to grow and reinvest capital at higher rates than their cost of capital, as well as companies with management teams with a proven ability to maximize shareholder value. Mar Vista evaluates companies as private entities to determine their intrinsic worth and uses scenario analysis to determine a "margin of safety," or discount to intrinsic value, as a means of protecting capital. Mar Vista typically sells a stock if (1) the market price exceeds Mar Vista's estimate of intrinsic value; (2) the company's fundamentals fall short of Mar Vista's investment thesis; or (3) when there are more attractive investment alternatives. Mar Vista may invest in a limited number of stocks that it believes have attractive risk-reward profiles, and this may also result in significant weights in a sector.

New Sub-Advisory Agreement

Under the Sub-Advisory Agreement, subject to the supervision and direction of the Trustees and review by UBS Global AM and any written guidelines adopted by the Board or UBS Global AM, Mar Vista will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objectives, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act.

Under the Sub-Advisory Agreement, Mar Vista will bear all expenses incurred by it in connection with its services to its Allocated Portion, but Mar Vista will not be responsible for any expenses incurred by the Trust, the Fund or UBS Global AM.

For the services provided and the expenses assumed by Mar Vista under the Sub-Advisory Agreement, UBS Global AM (not the Fund), will pay to Mar Vista a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion of the Fund.

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The Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Sub-Advisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS Global AM. The Sub-Advisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to Mar Vista. UBS Global AM also may terminate the Sub-Advisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to Mar Vista; (ii) upon material breach by Mar Vista of any of the representations, warranties and agreements contained in the Sub-Advisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS Global AM, Mar Vista becomes unable to discharge its duties and obligations under the Sub-Advisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Sub-Advisory Agreement provides that Mar Vista may terminate the Sub-Advisory Agreement, without payment of any penalty, on 120 days' written notice to UBS Global AM.

As described below under "Additional information—SEC exemptive order," UBS Global AM has received an exemptive order from the US Securities and Exchange Commission ("SEC") enabling it to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Sub-Advisory Agreement provides that Mar Vista shall not be liable to UBS Global AM for any error of judgment or mistake of law or for

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any loss suffered by the Fund, the Trust or its shareholders or by UBS Global AM in connection with the matters to which the Sub-Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Sub-Advisory Agreement.

Trustees' considerations

Background—At a meeting of the Board on December 15, 2014, the members of the Board, including the Independent Trustees, considered and approved the proposed Sub-Advisory Agreement between UBS Global AM and Mar Vista with respect to the Fund. Management discussed with the Board its proposal to appoint Mar Vista as a sub-advisor to the Fund. It was noted that Roxbury, an affiliate of Mar Vista, has served as a sub-advisor to the Fund since May 2010, and that under the current structure, the portfolio managers are employees of Mar Vista and "associated and supervised persons" of Roxbury. Management explained that, on November 20, 2014, Roxbury and Mar Vista announced that they had entered into a transaction which would result in, among other things, Mar Vista and another affiliate of Roxbury, Hood River Capital Management LLC, each having a 50% ownership interest in Roxbury. Management further explained that Roxbury and Mar Vista have proposed that Mar Vista serve as the investment adviser to the Roxbury clients currently under management of the Mar Vista investment team, and, because the Fund's portfolio managers are employed by Mar Vista and Mar Vista will own 50% of Roxbury upon consummation of the Transaction, management agrees with this approach. The Transaction was expected to be completed on or about December 31, 2014. Management further stated that because the change in ownership of Roxbury will constitute an "assignment," the current sub-advisory agreement with Roxbury will terminate automatically upon consummation of the Transaction and, if approved, the Sub-Advisory Agreement will become effective. Management noted that it did not expect the Mar Vista investment team, philosophy or process to be affected by the Transaction. The Board recognized its familiarity with UBS Global AM and the investment management and sub-advisory agreements for this and the other portfolios of the Trust,

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including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the portfolios. The Board also received a memorandum from UBS Global AM discussing UBS Global AM's reasons for recommending Mar Vista as a sub-advisor to the Fund.

In its consideration of the approval of the Sub-Advisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Sub-Advisory Agreement—The Board's evaluation of the services to be provided by Mar Vista to the Fund took into account the Board's knowledge and familiarity gained as board members of funds in the UBS New York fund complex, including the Trust and its portfolios. The Board considered management's reasons for recommending the appointment of Mar Vista as a sub-advisor to the Fund, including that the Mar Vista investment team currently manages a portion of the Fund's assets as "associated and supervised persons" of Roxbury and would continue to manage those assets in a materially similar manner as employees of Mar Vista, with no expected changes to investment personnel. Management noted that Roxbury would continue to provide the same non-investment related services to the Fund that it provided prior to the Transaction. In considering the approval of the Sub-Advisory Agreement, the Board was able to draw on its knowledge of the Trust, its portfolios and UBS Global AM. The Board was also able to draw on its knowledge of Roxbury, including materials it previously received from, and meetings it previously held with, representatives of Roxbury who discussed with the Board the investment philosophy and the backgrounds and qualifications of the portfolio management teams at both Roxbury and Mar Vista. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Sub-Advisory Agreement.

Sub-Advisory fee—The Board reviewed and considered the proposed contractual sub-advisory fee to be payable by UBS Global AM to Mar Vista in light of the nature, extent and quality of the sub-advisory services anticipated to be provided by Mar Vista. The Board noted that

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Mar Vista has agreed to the same fee schedule as that currently in place for Roxbury. The Board determined that the proposed sub-advisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Sub-Advisory Agreement.

Fund performance—The Board considered performance information provided by Mar Vista with respect to the portion of the Fund managed by the Mar Vista team since 2010. The Board also noted that UBS Global AM believes that the investment team will continue to perform at its current level after the Transaction. The Board concluded that, overall, it was satisfied with the performance of the Fund.

Advisor profitability—Profitability of Mar Vista or its affiliates or UBS Global AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the sub-advisory fee would be paid by UBS Global AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the sub-advisory fee for the Fund would be paid by UBS Global AM, not by the Fund, consideration of economies of scale with respect specifically to the sub-advisory fee was not relevant.

Other benefits to Mar Vista—The Board was informed by management that Mar Vista's relationship with the Fund would be limited to its provision of sub-advisory services to the Fund and that therefore management believed that Mar Vista would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that Mar Vista could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a sub-advisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a sub-advisor with an established or well-regarded reputation.

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In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Sub-Advisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Sub-Advisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS Global AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS Global AM, so long as certain conditions are satisfied, to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment sub-advisory agreement that has been entered into within 90 days of the effectiveness of the investment sub-advisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS Global AM, UBS Global AM (US) and UBS Group AG

UBS Global AM, a Delaware corporation, is the manager and administrator of the Fund. UBS Global AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS Global AM's and UBS Global AM (US)'s principal business offices are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. UBS Global AM and UBS Global AM (US) are indirect subsidiaries of UBS Group AG. UBS Global AM is a member of the UBS Global Asset Management Division, which had approximately $668 billion in assets under

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management worldwide as of December 31, 2014 and is an investment advisor registered with the SEC. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of December 31, 2014, UBS Global AM had approximately $152 billion in assets under management.

Additional information about Mar Vista

Mar Vista is a Delaware limited liability company located at 11150 Santa Monica Boulevard, Suite 320, Los Angeles, California 90025. Mar Vista is a registered investment adviser founded in 2007. Mar Vista offers large cap equity strategies to a variety of clients including public funds, corporations, endowments, foundations, Taft Hartley plans and individuals. As of December 31, 2014, Mar Vista had approximately $2.28 billion in assets under management. A team is primarily responsible for the management of the portion of the Fund managed by Mar Vista. The investment team, which includes Brian L. Massey and Silas A. Myers, has held its fund responsibilities since May 2010.

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The principal executive officers and board members of Mar Vista, as of the date of this document, are set forth below:

Name and Address	Position with Mar Vista*
Silas A. Myers 11150 Santa Monica Blvd., Suite 320 Los Angeles, CA 90025	Chief Executive Officer
Brian L. Massey 11150 Santa Monica Blvd., Suite 320 Los Angeles, CA 90025	President
Joshua J. Honeycutt 11150 Santa Monica Blvd., Suite 320 Los Angeles, CA 90025	Partner
Jeffrey B. Prestine 11150 Santa Monica Blvd., Suite 320 Los Angeles, CA 90025	Partner

Mar Vista does not advise or sub-advise any other U.S. registered investment companies with an investment objective similar to that of Mar Vista's Allocated Portion of the Fund.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Mar Vista. Other than sub-advisory fees paid to Roxbury prior to the Transaction, the Fund did not pay any fees to Mar Vista or its affiliates for services provided to the Fund during the last fiscal year.

*  None of the principal executive officers or board members of Mar Vista listed above has other principal employment other than his or her respective position(s) with Mar Vista.

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Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

If you have any questions, please contact your investment professional.

February 27, 2015
1285 Avenue of the Americas
New York, New York 10019-6028

©UBS 2015. All rights reserved.
UBS Global Asset Management (Americas) Inc.
is a subsidiary of UBS AG.

www.ubs.com/globalam-us

PACE Select

Information Statement—Notice

PACE® Select Advisors Trust

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

February 27, 2015

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Large Co Growth Equity Investments ("Fund"), a portfolio of PACE Select Advisors Trust ("Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

We are pleased to inform you that UBS Global Asset Management (Americas) Inc. ("UBS Global AM") has entered into a new investment sub-advisory agreement on behalf of the Fund, a portfolio of the Trust, with Mar Vista Investment Partners, LLC ("Mar Vista") ("Mar Vista") as a result of a transaction between Roxbury Capital Management, LLC, a former investment advisor to the Fund and affiliate of Mar Vista ("Roxbury"), and Mar Vista, subsequent to which Mar Vista currently owns a controlling interest in Roxbury. This new agreement is not expected to result in any material changes to the Fund's investment strategies, fees, or portfolio management team.

Roxbury, and certain portfolio managers employed by Mar Vista (the "Portfolio Managers"), had been an investment advisor and portfolio managers to the Fund since May 25, 2010. Roxbury and the Portfolio Managers were responsible for the day-to-day management of the Fund's assets allocated to Roxbury by UBS Global AM. Roxbury and Mar Vista entered into a transaction that resulted in Mar Vista owning a controlling interest in Roxbury ("Transaction"). On January 20, 2015, the Portfolio Managers continued to manage the fund and Mar Vista assumed Roxbury's role as investment advisor to the fund at that time. A new investment sub-advisory agreement between UBS Global AM on behalf of the Fund and Mar Vista was approved by the Trust's board of trustees (the "Board" or "Trustees") at a Board meeting held on December 15, 2014 and became effective as of January 20, 2015. The terms of this new investment sub-advisory agreement are substantially identical to those of the investment sub-advisory agreement between UBS Global AM and Roxbury that was in place prior to the Transaction ("Prior Sub-Advisory Agreement").

Jackson Square Partners, LLC ("JSP") and J.P. Morgan Investment Management Inc. ("J.P. Morgan") also currently serve as investment advisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS Global AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. JSP's and J.P. Morgan's portions of the Fund's assets are unaffected by the changes resulting from the Transaction. Roxbury's portion of the Fund's assets has been allocated to Mar Vista. The relative value of each investment advisor's share of the Fund's assets may change over time. Additional information about UBS Global AM, Mar Vista, the Sub-Advisory Agreement between UBS Global AM and Mar Vista with respect to the Fund, and the Board's approval of this Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS Global AM and the Trust from the Securities and Exchange Commission, the hiring of Mar Vista on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about March 6, 2015 to the Fund's shareholders of record as of February 17, 2015. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset_management/individual_investors/ii_pace.html until at least June 5, 2015. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.